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                                                                  EXHIBIT 3.1.59

                              CERTIFICATE OF MERGER

                                     MERGING

                        SUN ACQUISITION SUBSIDIARY, INC.

                                  WITH AND INTO

                                SCI SYSTEMS, INC.

                            -------------------------

            Pursuant to Section 251 of the General Corporation Law of
                              the State of Delaware

                            -------------------------

         SCI Systems, Inc., a Delaware corporation ("SCI"), DOES HEREBY CERTIFY AS FOLLOWS:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME                                   STATE OF INCORPORATION
----                                   ----------------------
SCI Systems, Inc.                      Delaware
Sun Acquisition Subsidiary, Inc.       Delaware

         SECOND: That the Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of July 13, 2001, among Sanmina Corporation, a Delaware corporation, SCI and Sun Acquisition Subsidiary, Inc., a Delaware corporation ("SUN"), setting forth the terms and conditions of the merger of SUN with and into SCI (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware Law.

         THIRD: The name of the surviving corporation in the Merger is SCI Systems, Inc. (the "Surviving Corporation").

         FOURTH: That pursuant to the Merger Agreement, from and after the effective time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

         FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: SCI Systems, Inc., 2101 West Clinton Avenue, Huntsville, Alabama 35805.

         SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

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         SEVENTH: That the Merger shall become effective upon the filing of this
Certificate of Merger with the Secretary of State of the State of Delaware.

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         IN WITNESS WHEREOF, SCI Systems, Inc. has caused this Certificate of
Merger to be executed in its corporate name as of the 6th day of December, 2001.

                                      SCI SYSTEMS, INC.

                                      By:  /s/ A. Eugene Sapp, Jr.
                                           -------------------------------------
                                           President and Chief Executive Officer

                  [SIGNATURE PAGE TO THE CERTIFICATE OF MERGER]

                                       -3-

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                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                SCI SYSTEMS, INC.

         1.       The name of this corporation is SCI Systems, Inc.

         2. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company,

         3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The corporation is authorized to issue one class of shares to be designated "Common Stock". The number of shares of Common Stock authorized to be issued is One Thousand (1,000), with par value of $0.001 per share.

         5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

         6. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

         7.       (a)      To the fullest extent permitted by the Delaware
General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  (b) The corporation shall indemnify each of the corporation's directors and officers in each and every situation where under
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to

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Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

         8. Advance notice of new business and stockholder nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

         9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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